UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 12, 2008

(Date of Report)

December 12, 2008

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On December 12, 2008, as part of its previously announced initiatives to reduce its cost structure by $150 to $200 million by the end of 2009, the Company informed its employees that it has committed to a plan to reduce its global salaried workforce by approximately 1,000 to 1,500 employees, to be completed primarily by the end of 2009. The reduction in workforce will occur through retirements, normal attrition and the elimination of certain salaried positions.

This plan is part of the Company’s continued focus over the past several years on reducing its overhead cost structure in order to be more competitive and successful long-term. In the past year, the Company has continued its efforts by belt-tightening and other streamlining efforts in conjunction with its efforts to achieve $400 million in synergies from the acquisition of Weyerhaeuser Company’s industrial packaging business. The $150 to $200 million cost reduction, which is in addition to the $400 million in synergies from the Weyerhaeuser acquisition, represents the next step in our cost-cutting efforts.

Salaried employees whose jobs are eliminated will receive severance benefits in accordance with the Company’s current severance plan. In addition, affected employees whose positions are eliminated and are retirement eligible, or within three years of retirement eligibility, will receive an enhanced retirement benefit. Total cash severance costs are estimated to be $60 million to $120 million, and total costs for the enhanced retirement benefit are estimated to be $75 million to $115 million to be paid from pension plan assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY (Registrant)

By:	/s/ Maura Abeln Smith
Name: Maura Abeln Smith
Title: Senior Vice President, General Counsel and Corporate Secretary

Date: December 12, 2008